EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-4) and related Prospectus of Aircastle Limited for the registration of $150,000,000 in Senior Notes and to the incorporation by reference therein of our reports dated March 10, 2011, with respect to the consolidated financial statements of Aircastle Limited and the effectiveness of internal control over financial reporting of Aircastle Limited included in its Annual Report (Form 10-K) for the year ended December 31, 2010, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York

February 17, 2012